                                [Collagen Logo]

                                                                  August 6, 1999
To Our Stockholders:

     I am pleased to inform you that on July 31, 1999, Collagen Aesthetics, Inc. entered into an Agreement and Plan of Merger with Inamed Corporation and Inamed's wholly owned acquisition subsidiary. Under the Agreement, Inamed Corporation has commenced a cash tender offer to purchase all of the outstanding shares of Collagen Aesthetics' Common Stock for $16.25 per share. The Offer will be followed by a Merger in which any remaining shares of Collagen Aesthetics' Common Stock will be converted into the right to receive $16.25 per share in cash, without interest.

     YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF COLLAGEN AESTHETICS AND ITS STOCKHOLDERS, HAS APPROVED THE OFFER AND THE MERGER, AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     In arriving at its recommendation, the Board of Directors gave careful consideration to a number of factors, which are described in the attached
Schedule 14D-9 that has been filed today with the Securities and Exchange Commission. These factors include, among other things, the opinion of Lehman Brothers Inc., Collagen Aesthetics' financial advisor, that the consideration to be received by the Collagen Aesthetics' stockholders pursuant to the Agreement and Plan of Merger is fair to stockholders from a financial point of view.

     In addition to the attached Schedule 14D-9 relating to the Offer, also enclosed is the Offer to Purchase, dated August 4, 1999, of Inamed Corporation, together with related materials to be used for tendering your shares. These documents set forth the terms and conditions of the Offer and the Merger and provide instructions as to how to tender your shares. I urge you to read the enclosed materials carefully.

                                          Sincerely,

                                          Gary S. Petersmeyer
                                          President & CEO